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[GRAPHIC OMITTED]
PPG Industries                             PPG Industries, Inc.
                                           One PPG Place
                                           Pittsburgh, Pennsylvania 15272 USA
                                           Telephone (412) 434-3520
                                           Fax
                                           elias@ppg.com

                                           Richard C. Elias
                                           Vice President, Optical Products




January 21, 2003




Mr. Steven V. Abramson
President & Chief Operating Officer
Universal Display Corporation
375 Phillips Boulevard
Ewing, NJ 08618


RE: UDC - PPG Development and License Agreement (October 1, 2000)- Second Amendment

Dear Mr. Abramson:

The purpose of this letter is to amend the above subject Agreement (the "Agreement") to address the supply by PPG of OLED chemicals to UDC for developmental and/or qualification purposes in facilities of UDC and UDC's customers. This Second Amendment (this "Amendment") shall be effective on January 1, 2003.

The following new or restated Articles are hereby incorporated into the Agreement by this Amendment.

                             ARTICLE 1 - DEFINITIONS

         1.25 "UDC Proprietary Materials for Chemicals" means all UDC Chemical Patents,
UDC Chemical Know-How, and Developed Technology, as well as the Development Chemical Specifications and the Product Specifications as such term is defined under the Supply Agreement.

         1.28 "Primary Development Chemicals" means [The confidential material contained herein has been omitted and has been separately filed with the Commission.].


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         1.29 "Ancillary Development Chemicals" means [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

         1.30 "Development Chemicals" means Primary Development Chemicals and/or Ancillary Development Chemicals.

         1.31 "Development Chemical Specifications" means, with respect to each Development Chemical supplied hereunder, the mutually agreed upon written analytical specifications for such Development Chemical, and for its packaging, storage and shipment. Such specifications may be amended by mutual written agreement of the parties from time to time, it being understood by the parties that, due to the nature of the development being conducted, these specifications are likely to undergo significant revision from time to time.


                       ARTICLE 3A - DEVELOPMENT CHEMICALS

         3A.1 General. PPG will supply Development Chemicals to UDC by converting, upon the request of UDC, raw materials purchased by PPG into Development Chemicals per the following:

                  3A.1.1 PPG will recommend to UDC in writing raw materials purchases based upon UDC's Development Chemical forecasts. Upon written approval by UDC, PPG will purchase those raw materials. These raw materials will be maintained separate from other PPG raw materials and shall be used solely for the production of Development Chemicals for UDC hereunder. UDC shall send all Development Chemical forecasts and raw material purchase approvals to the Operations Manager, Specialty Synthesis Group of PPG.

                  3A.1.2 PPG shall convert raw materials purchased under Section 3A.1.1 into Development Chemicals based upon written orders submitted by UDC to PPG's Specialty Synthesis Group Customer Service representive. The delivery date set forth in each conversion order shall take into account both the lead time required to manufacture and qualify the Development Chemical and other demands on PPG's capability to meet the order. PPG shall use commercially reasonable efforts to minimize its conversion times for Development Chemicals, and to supply all Development Chemicals to UDC by the requested date for completion set forth in the order.

                  3A.1.3 Development Chemicals will be manufactured by PPG in accordance with their corresponding Development Chemical Specifications in effect at the time of the conversion order unless otherwise mutually agreed to by the parties in writing.


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                  3A.1.4 PPG shall not be obligated to manufacture any single
Primary Development Chemical in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any consecutive three (3) month period, nor in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any calendar year. PPG shall also not be obligated to supply in the aggregate Primary Development Chemicals in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any calendar year.

                  3A.1.5 PPG shall not be obligated to manufacture any single Ancillary Development Chemical listed in Attachment A to this Amendment in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any consecutive three (3) month period, nor in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any calendar year. PPG shall also not be obligated to supply in the aggregate Ancillary Development Chemicals in excess of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any calendar year. Additional Ancillary Development Chemicals may be added to Attachment A by mutual written agreement of the parties.

                  3A.1.6 PPG shall not sell or supply Development Chemicals to persons other than UDC if, assuming such Development Chemicals were Products under the Supply Agreement, PPG would be prohibited from selling them to such persons under the terms of the Supply Agreement.

         3A.2 Shipments and Specifications.

                  3A.2.1 Shipment of Development Chemical orders shall be to UDC's facility in Ewing, New Jersey, unless otherwise mutually agreed to by the parties in writing. All shipments shall be with PPG labels, shall use mutually-agreed upon carriers and are f.o.b. PPG's Monroeville, Pennsylvania facilty. No preprinted terms of any purchase order, confirmation or other similar document exchanged by the parties with respect to any Development Chemical shall have any effect, excepting only those terms governing quantity and buyer's reference or administrative numbers.

                  3A.2.2 All Development Chemicals supplied by PPG hereunder shall be manufactured, packaged, stored and shipped according to and in compliance with their corresponding Development Chemical Specifications, and in accordance with manufacturing practices as implemented by PPG with respect to other, similar products manufactured by PPG for development purposes. The parties shall endeavor to establish the Development Chemical Specifications in a manner designed to ensure that the Development Chemicals are of high quality and purity, are fit for use in connection with OLEDs, and can be manufactured for commercial supply as Products under the Supply Agreement at a commercially reasonable price. The parties will cooperate in good faith should either party propose any changes to the Development Chemical Specifications. The parties will also cooperate in good faith to control [The confidential material contained herein has been omitted and has been separately filed with the Commission.] costs for Development Chemicals supplied hereunder and to reduce such costs to the fullest extent reasonably practicable in light of its corresponding Development Chemical Specifications and required volumes.

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         3A.3 Pricing and Payment Terms. PPG shall invoice UDC its raw materials and conversion costs for all Development Chemicals as follows:

                  3A.3.1 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                  3A.3.2 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                  3A.3.3 Terms of payment shall be net 30 days from the date of receipt of PPG's invoice. Upon request, PPG shall supply UDC with reasonable supporting documentation for all amounts invoiced under this Section 3A.3.

                  3A.3.4 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

         3A.4 Quality Control.

                  3A.4.1 Unless and until the parties otherwise agree in writing, upon completing production of any batch of a Development Chemical ordered hereunder, PPG shall make a batch sample available to UDC for testing in order to verify that such batch complies with its corresponding Development Chemical Specifications, and any failure to meet the Development Chemical Specifications shall apply only to the batch affected. For each batch of any Development Chemical produced by PPG hereunder, PPG shall maintain quality control samples and records for a period of two (2) years following the date of production. Such samples and records shall be available for review and testing by UDC or its designees on reasonable advance notice and during normal business hours.

                  3A.4.2 PPG shall inform UDC in writing of the occurrence or expected occurrence of material events that might reasonably be expected to affect the quality, quantity, cost or any other material aspect of any Development Chemical manufactured hereunder, including, without limitation, any changes in manufacturing conditions or quality control procedures relating to the manufacture of the Development Chemical. PPG shall, upon UDC's request, supply test data and/or samples of Development Chemicals produced hereunder to UDC and otherwise reasonably cooperate with UDC, in order to permit UDC to evaluate the possible effects of such events and verify that PPG will continue to be able to supply the Development Chemical as required hereunder.


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         3A.5 Regulatory Compliance; Health and Safety.

                  3A.5.1 PPG shall comply in all material respects with all applicable domestic and foreign governmental requirements for, and where required obtain or provide, all registrations, permits, notices, reports, licenses, and supplier notifications with respect to its production, sale, packaging and shipment of Development Chemicals hereunder.

                  3A.5.2 PPG shall be responsible for preparing and delivering to UDC Material Safety Data Sheets for Development Chemicals supplied hereunder, as may be required under the Occupational Safety and Health Act, regulations promulgated thereunder and any similar state "right-to-know" laws that are currently in force or that may be enacted in the future. UDC shall be responsible for delivering such Material Safety Data Sheets to those persons to whom UDC sells or otherwise supplies the Development Chemicals. PPG shall update such Material Safety Data Sheets as necessary to comply with all material legal requirements, and shall promptly provide UDC with such updated Material Safety Data Sheets, which UDC shall deliver to those persons to whom UDC sells or otherwise supplies the Development Chemicals. PPG shall be listed as the emergency contact on all container labels and Material Safety Data Sheets, and shall be responsible for emergency response in the case of any emergencies or other incidents involving the Development Chemicals supplied hereunder.


                         ARTICLE 4 - TECHNOLOGY LICENSES

         4.1 UDC hereby grants to PPG, during the term of this Agreement and subject to the terms and conditions set forth herein, a worldwide, royalty-free, non-exclusive, non-transferable (except as permitted under Section 15.2 below) license, with the right to sublicense under Section 4.4, to practice under any and all UDC Chemical Patents, and to use, improve, enhance and modify any and all unpatented UDC Proprietary Materials for Chemicals, for the sole and limited purpose of performing PPG's obligations under Article 3 and Article 3A above, and as required by the Development Program as contemplated hereunder. UDC shall disclose UDC Chemical Know-How to PPG as is necessary in connection with PPG's performance under the Development Program.

             ARTICLE 5 - DEVELOPED TECHNOLOGY AND OTHER IMPROVEMENTS

         5.3 All right, title and interest in patentable and unpatentable process or equipment improvements, inventions and other discoveries arising from work performed under this Agreement that are not Developed Technology (collectively, "Development Discoveries") shall be vested solely in the party making such Development Discovery if the Development Discovery is made solely by such party or such party's employees, or jointly in both parties (with each party having an undivided interest therein without any obligation of accounting to the other) if the Development Discovery is made jointly by both parties or both of their employees. Notwithstanding the foregoing sentence, all improvements to or modifications of any Development Chemicals that are both (i) conceived, created, made or reduced to practice by PPG personnel assigned to manufacture such Development Chemicals for UDC hereunder as a direct result of their performing such manufacturing activities, and (ii) Development Chemicals, compositions of matter for Development Chemicals, synthetic pathways (including purification) for the manufacture of Development Chemicals, and/or associated analytical characterization techniques for Development Chemicals, together with all associated patent and other intellectual property rights, (collectively, "UDC Improvements") shall be and remain the sole and exclusive property of UDC and PPG hereby assigns and transfers to UDC all of PPG's right, title and interest therein. Upon UDC's request, PPG shall execute and deliver to UDC such assignments and other instruments and take such other actions as may be necessary or reasonably requested by UDC, so that UDC may protect and defend its rights in and to such UDC Improvements. UDC hereby grants to PPG a license to practice under any and all Patents and other intellectual property rights claiming UDC Improvements, the scope of such license being identical to that granted to PPG with respect to Developed Technology under Section 4.2 of this Agreement. Nothing herein shall grant UDC any intellectual property rights to any improvements or modifications for manufacturing commercial quantities of OLED Chemicals for supply to UDC under the Supply Agreement.

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               ARTICLE 7 - WARRANTIES AND LIMITATIONS OF LIABILITY

         7.6 UDC represents and warrants that it does not now, and will not during the Term of this Agreement use or resell any Development Chemical delivered under this Agreement to UDC Licensees or other customers for purposes other than developmental and qualification purposes, without PPG's prior written consent.

If you agree to the above Amendment, please execute the two enclosed originals and return one to me.

Very truly yours,

/s/ Richard C. Elias

Richard C. Elias


ACKNOWLEDGED AND AGREED TO:

Universal Display Corporation.
------------------------------

By: /s/ Steven V. Abramson
    ----------------------

Print Name:  Steven Abramson
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Title:  President
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